                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                      APPLIED GRAPHICS TECHNOLOGIES, INC.

                                       AT
                              $0.85 NET PER SHARE

                                       BY

                             KAGT ACQUISITION CORP.

                          A WHOLLY-OWNED SUBSIDIARY OF

                              KAGT HOLDINGS, INC.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON FRIDAY, JULY 18, 2003, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") DATED AS OF JUNE 12, 2003, AMONG KAGT HOLDINGS, INC. (THE "PARENT"), KAGT ACQUISITION CORP. (THE "PURCHASER") AND APPLIED GRAPHICS TECHNOLOGIES, INC. (THE "COMPANY") AND IS BEING MADE IN CONNECTION WITH A RECAPITALIZATION OF THE DEBT AND EQUITY OF THE COMPANY. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, THE MERGER (EACH AS DEFINED HEREIN) AND THE OTHER RECAPITALIZATION TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT; HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY; AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER. CERTAIN STOCKHOLDERS OF THE COMPANY HAVE AGREED TO TENDER AN AGGREGATE OF 33.9% OF THE OUTSTANDING FULLY DILUTED SHARES (AS DEFINED IN THE MERGER AGREEMENT) (INCLUDING IN THE MONEY OPTIONS) IN THE OFFER AT A PRICE OF $0.85 PER SHARE NET TO THE SELLER IN CASH.

                             ---------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY (THE "SHARES") THAT WOULD REPRESENT MORE THAN 50% OF ALL OUTSTANDING FULLY DILUTED SHARES AND THE CONSUMMATION OF THE OTHER RECAPITALIZATION TRANSACTIONS AS DESCRIBED HEREIN.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such manually signed facsimile) and any other required documents to The Bank of New York (the "Depositary") and deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such manually signed facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2 of this Offer to Purchase, deliver an Agent's Message (as defined herein) and any other required documents to the Depositary and deliver such Shares pursuant to the procedures for book-entry transfer described in Section 2 of this Offer to Purchase, in each case prior to the expiration of the Offer, or (2) request such stockholder's broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, bank, trust company or other nominee must contact such broker, dealer, bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery described in
Section 2 of this Offer to Purchase.

     Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender materials may be obtained from the Information Agent or from brokers, dealers, banks, trust companies or other nominees.

                             ---------------------

June 20, 2003

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
SUMMARY TERM SHEET................................................     1
INTRODUCTION......................................................     6
THE TENDER OFFER..................................................     8
  1.  Terms of the Offer..........................................     8
  2.  Procedures for Tendering Shares.............................    10
  3.  Withdrawal Rights...........................................    12
  4.  Acceptance for Payment and Payment..........................    13
  5.  Certain U.S. Federal Income Tax Consequences................    14
  6.  Price Range of the Shares; Dividends on the Shares..........    15
  7.  Effect of the Offer on the Market for the Shares; Share
      Quotation; Exchange Act Registration; Margin Regulations....    16
  8.  Certain Information Concerning the Company..................    17
  9.  Certain Information Concerning Parent and the Purchaser.....    19
 10.  Source and Amount of Funds..................................    21
 11.  Contacts and Transactions with the Company; Background of
      the Offer;..................................................    22
 12.  Purpose of the Offer; the Merger Agreement; Other
      Recapitalization Arrangements; Plans for the Company........    24
 13.  Dividends and Distributions.................................    36
 14.  Certain Conditions of the Offer.............................    37
 15.  Certain Legal Matters.......................................    39
 16.  Fees and Expenses...........................................    41
 17.  Miscellaneous...............................................    41
ANNEX I -- Directors and Executive Officers of Parent, the
  Purchaser, Kohlberg Investors IV, Kohlberg TE Investors IV,
  Kohlberg Offshore Investors IV, Kohlberg Partners IV, and
  Kohlberg Management IV, L.L.C. .................................   I-1
ANNEX II -- Section 262 of the Delaware General Corporation Law:    II-1
  Rights of Appraisal.............................................

                               SUMMARY TERM SHEET

     KAGT Acquisition Corp. is offering to purchase all of the outstanding common stock of Applied Graphics Technologies, Inc. for $0.85 per share net to the seller, in cash. The following are some of the questions you, as a stockholder of Applied Graphics Technologies, Inc., may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal being sent to you with the Offer to Purchase.

WHO IS OFFERING TO BUY MY SHARES?

     Our name is KAGT Acquisition Corp. We are a Delaware corporation formed for the purpose of making a tender offer for all of the outstanding common stock of Applied Graphics Technologies, Inc. (the "Company"). We are a wholly-owned subsidiary of KAGT Holdings, Inc., a Delaware corporation which is controlled by Kohlberg Investors IV, L.P., Kohlberg TE Investors IV, L.P., Kohlberg Offshore Investors IV, L.P. and Kohlberg Partners IV, L.P. See "Introduction" and Section 9 "Certain Information Concerning Parent and the Purchaser" of this Offer to Purchase.

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

     We are seeking to purchase all of the outstanding common stock of the Company. See "Introduction" and Section 1 "Terms of the Offer" of this Offer to Purchase.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $0.85 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 1 "Terms of the Offer" of this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     All of the funds we will need to acquire all of the outstanding shares of the Company's common stock and pay related fees and expenses will be provided through the sale of KAGT Holdings, Inc.'s common stock for cash to four private equity funds, each of which is our affiliate. The private equity funds will purchase such common stock using its aggregate committed pool of approximately $576 million of equity capital. Additional funds necessary to purchase the outstanding debt of the Company will be obtained pursuant to a commitment letter entered into between certain lenders and our affiliates. See Section 10 "Source and Amount of Funds" of this Offer to Purchase.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     Our financial condition may be relevant to your decision to tender your shares in the Offer. However, since we were formed solely for the purpose of investing in the Company, we have no meaningful historical financial information. See Section 9, "Certain Information Concerning Parent and the Purchaser." The Company's financial condition may also be relevant to your decision whether to tender your shares in the Offer. See Section 8, "Certain Information Concerning the Company."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have until 12:00 midnight, New York City time, on Friday, July 18, 2003, to tender your shares in the Offer, unless the expiration date of the Offer is extended. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See
Section 1 "Terms of the Offer" and Section 2 "Procedures for Tendering Shares" of this Offer to Purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the Merger Agreement, we may extend the Offer, but not beyond July 31, 2003. We have also agreed in the Merger Agreement that:

     - we may extend the Offer for a period of up to five business days, or such longer period agreed to by the Company and us, if any of the conditions to our obligation to purchase shares are not satisfied or waived as of the expiration date of the Offer;

     - we may also extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff that is applicable to the Offer;

     - at the request of the Company, if the condition that more than 50% of the fully diluted shares of the Company have been tendered has not been satisfied, we will extend the Offer in such increments as we may determine until such condition is satisfied or waived; however, we are not required to extend the Offer beyond July 31, 2003; and

     - we may elect to provide a "subsequent offering period" for the Offer. A subsequent offering period, if one is included, will be an additional period of not less than three business days and not more than 20 business days beginning after we have purchased shares tendered during the Offer, during which stockholders may tender, but not withdraw, their shares and receive the same consideration paid in the Offer. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

     See Section 1 "Terms of the Offer" of this Offer to Purchase.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the Offer, we will inform The Bank of New York, the Depositary, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 "Terms of the Offer" of this Offer to Purchase.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any tendered shares:

     - unless the number of shares validly tendered and not withdrawn before the expiration date of the Offer represents more than 50% of the Company's outstanding fully diluted shares. We have agreed not to waive this minimum tender condition without the consent of the Company and at this time, we do not intend to waive this minimum tender condition.

     - unless all of the outstanding senior debt of the Company has been cancelled pursuant to the lock-up agreement between us, the Company, and the lenders under the Company's Second Amended and Restated Credit Agreement dated as of April 15, 2003.

     - unless the requisite affirmative vote of the holders of the Company's 10% Subordinated Notes due 2005 (the "Subordinated Notes") and other acts by such holders sufficient to permit all of such outstanding Subordinated Notes to be redeemed, discharged or repaid on the terms set forth in a Notice of Noteholders Meeting mailed to such holders on June 13, 2003 (which terms have previously been accepted pursuant to irrevocable undertakings entered into between the Company and certain holders of the Subordinated Notes) shall have occurred.

     - unless the requisite affirmative vote of the holders of the 8% Cumulative Convertible Redeemable Preference Shares (the "Preference Shares") of the Company's Wace Group Limited subsidiary ("Wace") and other acts by such holders sufficient to permit all of such outstanding Preference Shares to be purchased or redeemed by Wace on the terms set forth in a Notice of Meeting mailed to such holders on June 13, 2003 (which terms have previously been accepted pursuant to irrevocable undertakings entered into between the Company, Wace and certain holders of the Preference Shares) shall have occurred.

     - if there is a material adverse change in the Company or its business.

     - unless debt financing is consummated in accordance with the terms of a commitment letter obtained by Kohlberg Management IV, L.L.C. from Foothill Capital Corporation and Silver Point Capital, L.P. in connection with the Offer.

     The Offer is also subject to a number of other conditions. See Section 14 "Certain Conditions of the Offer" of this Offer to Purchase.

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to The Bank of New York, the Depositary, no later than the time the Offer expires. If your shares are held in street name (i.e., through a broker, dealer or nominee), the shares can be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to be delivered to the Depositary by the expiration of the Offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three American Stock Exchange trading days. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period and fully comply with the Letter of Transmittal. See Section 2 "Procedures for Tendering Shares" of this Offer to Purchase.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the Offer has expired and, if we have not, before Tuesday, August 19, 2003, agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. This right to withdraw will not apply to any subsequent offering period, if one is included. See Section 1 "Terms of the Offer" and
Section 3 "Withdrawal Rights" of this Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares. See Section 1 "Terms of the Offer" and Section 3 "Withdrawal Rights" of this Offer to Purchase.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

     The Board of Directors of the Company unanimously recommends that shareholders accept the Offer and tender their common stock in the Offer. At a meeting held on June 3, 2003, the Board of Directors, by a unanimous vote of all of the Company's Directors, (a) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the Merger and certain recapitalization transactions, and declared that they were advisable and (b) determined that the terms of the Offer and the Merger Agreement are fair, from a financial point of view, to the Company and its stockholders. The Board of Directors also unanimously recommended that the stockholders of the Company accept the Offer and tender their common stock pursuant to the Offer and that the stockholders of the Company adopt the Merger Agreement, if such adoption is required. See "Introduction" to this Offer to Purchase.

WHAT AGREEMENTS HAVE BEEN MADE WITH THE COMPANY'S STOCKHOLDERS?

     In connection with entering into the Merger Agreement with the Company, we entered into Tender Agreements with certain stockholders (including certain Directors of the Company) in which these persons agreed, among other things, to tender in the aggregate 33.9% of the outstanding shares (including in-the-money options) on a fully diluted basis and to vote all of their shares in favor of or against certain matters, such as the Merger, that may be put to them for a vote in accordance with the terms and conditions of the Tender Agreements. See the "Introduction" to this Offer to Purchase and Section 12 "Purpose of the Offer; the Merger Agreement; Other Recapitalization Arrangements; Plans for the Company."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

     If we accept for payment and pay for more than 50% of the outstanding shares of the Company on a fully diluted basis, we will be merged with the Company upon the vote of the tendered shares, if required by law. If that merger takes place, KAGT Holdings, Inc. will own all of the shares of the Company, and subject to appraisal rights under applicable law, all other stockholders of the Company will receive $0.85 per share in cash in the Merger (or any higher price per share that is paid in the Offer).

     There are no appraisal rights available in connection with the Offer. However, if the Merger takes place, stockholders who have not sold their shares in the Offer will have appraisal rights under Delaware law. See Section 12 "Purpose of the Offer; the Merger Agreement; Other Recapitalization Arrangements; Plans for the Company -- Appraisal Rights" of this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the Merger takes place, stockholders who do not tender their shares in the Offer will receive the same amount of cash per share that they would have received had they tendered their shares in the Offer, subject to their right to pursue appraisal under Delaware law. Therefore, if the Merger takes place and you do not perfect your appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the Merger does not take place, the number of stockholders and of shares of the Company that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the shares. Also, the shares may no longer be eligible to be traded on The American Stock Exchange or any securities exchange, and the Company may cease making filings with the SEC or otherwise cease being required to comply with the SEC's rules relating to publicly held companies. See Section 7 "Effect of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations" and
Section 12 "Purpose of the Offer; the Merger Agreement; Other Recapitalization Arrangements; Plans for the Company" of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On June 12, 2003, the last trading day before the Company and KAGT Holdings, Inc. announced that they had signed the Merger Agreement, the last sale price of the shares reported on The American Stock Exchange was $0.50 per share. On June 19, 2003, the last trading day before we commenced our tender offer, the last sale price of the shares was $0.78 per share. We advise you to obtain a recent quotation for shares of the Company in deciding whether to tender your shares. See Section 6 "Price Range of the Shares; Dividends on the Shares" of this Offer to Purchase.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

     The receipt of cash for shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who sells shares pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the Offer. See Section 5, "Certain U.S. Federal Income Tax Consequences."

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call MacKenzie Partners, Inc. at 800-322-2885 (toll free). MacKenzie Partners, Inc. is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

To: All Holders of Common Stock of Applied Graphics Technologies, Inc.

                                  INTRODUCTION

     KAGT Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of KAGT Holdings, Inc., a Delaware corporation (the "Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Applied Graphics Technologies, Inc., a Delaware corporation (the "Company"), at a price of $0.85 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Purchaser is a corporation newly formed in connection with the Offer and the transactions contemplated by the Merger Agreement (as hereinafter defined). Parent is a corporation controlled by Kohlberg Investors IV, L.P., Kohlberg TE Investors IV, L.P., Kohlberg Offshore Investors IV, L.P. and Kohlberg Partners IV, L.P. For information concerning the Purchaser and Parent, see Section 9 "Certain Information Concerning Parent and the Purchaser."

     Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with such institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of The Bank of New York, which is acting as the Depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of June 12, 2003 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the surviving entity becoming a wholly owned subsidiary of Parent (the "Merger"). In the Merger each outstanding Share (other than Shares owned by Parent, the Purchaser or the Company or any subsidiary of Parent or the Company or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon.

     The Merger Agreement is more fully described in Section 12.

     At a meeting held on June 3, 2003, the Board of Directors, by a unanimous vote of all of the Company's Directors, (a) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, related recapitalization transactions and the Merger, and declared that they were advisable and (b) determined that the terms of the Offer and the Merger Agreement are fair, from a financial point of view, to the Company and its stockholders. The Board of Directors also unanimously recommended that the stockholders of the Company accept the Offer and tender their Common Stock pursuant to the Offer and that the stockholders of the Company adopt the Merger Agreement, if such adoption is required. The factors considered by the Board of Directors of the Company in arriving at its decision to approve the Merger Agreement, the Offer, the Merger and the related recapitalization transactions contemplated by the Merger Agreement and to recommend that stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer are described in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed with the Securities and Exchange Commission (the "Commission") and is being mailed to stockholders of the Company with this document.

     The Offer is conditioned upon, among other things, (a) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 hereof) that number of Shares which, together with that number of Shares owned by the Purchaser, Parent and Parent's other subsidiaries, would represent more than 50% of the Fully Diluted Shares (as defined in Section 14 hereof) on the date of purchase (the

"Minimum Condition"), (b) the prior or contemporaneous cancellation of all the outstanding senior debt of the Company pursuant to the lock-up agreement between the Parent, the Company, and the lenders (the "Lenders") under the Company's Second Amended and Restated Credit Agreement dated as of April 15, 2003 (the "Company Credit Agreement"), (c) the requisite affirmative vote of holders of the Company's 10% Subordinated Notes due 2005 (the "Subordinated Notes") and other acts by such holders sufficient to permit all of such outstanding Subordinated Notes to be redeemed, discharged or repaid on the terms set forth in a Notice of Noteholders Meeting sent to such holders on June 13, 2003 (which terms have previously been accepted pursuant to irrevocable undertakings entered into between the Company and certain holders of the Subordinated Notes) or the actual repurchase by the Company of all of such Subordinated Notes, (d) the requisite affirmative vote of the holders of the 8% Cumulative Convertible Redeemable Preference Shares (the "Preference Shares") of Wace Group Ltd. ("Wace"), a majority-owned subsidiary of the Company and other acts sufficient to permit all of such outstanding Preference Shares to be repurchased or redeemed on the terms set forth in a Notice of Meeting sent to such holders on June 13, 2003 (which terms have previously been accepted pursuant to irrevocable undertakings entered into between the Company and certain holders of the Preference Shares) or the actual repurchase by the Company of all of such Preference Shares (other than Preference Shares held by Applied Graphics Technologies (UK) Limited), (e) consummation of a debt financing in accordance with the terms of a commitment letter obtained by Kohlberg Management IV, L.L.C. from Foothill Capital Corporation, an affiliate of Wells Fargo Bank ("Foothill") and Silver Point Capital, L.P. ("Silver Point") in connection with the Offer, and (f) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if any, applicable to the purchase of Shares pursuant to the Offer or to the Merger having expired or been terminated. The transactions described in clauses (b), (c) and (d) above (the "Recapitalization Transactions") are designed to recapitalize the Company under the ownership of Parent and are described in Section 12, "Purpose of the Offer; the Merger Agreement; Other Recapitalization Arrangements; Plans for the
Company -- the Lock-Up Agreement, -- the Preference Shares Undertakings, and -- the Subordinated Notes Undertakings."

     Consummation of the Merger is subject to a number of conditions, including approval by the stockholders of the Company, if such approval is required under applicable law, and Shares having been purchased pursuant to the Offer. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will be able to merge the Company with and into the Purchaser pursuant to the "short-form" merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. See Section 12, "Purpose of the Offer; the Merger Agreement; Other Recapitalization Arrangements; Plans for the Company -- Vote Required To Approve Merger and --"Short Form" Merger Procedure."

     The Company has informed the Purchaser that, as of May 31, 2003, there were: (i) 9,147,565 Shares issued and outstanding, (ii) 2,974,433 Shares subject to outstanding options to purchase Shares from the Company, of which up to 923,000 will be exercisable at an exercise price of less than $0.85 per Share as of July 15, 2003 and (iii) 1,360,131 Shares subject to warrants to purchase Shares from the Company, representing 10,070,565 Fully Diluted Shares (as defined in the Section 14 hereby, which excludes the warrants and options with an exercise price of $0.85 or more per share for purposes of the calculation). Based upon the foregoing, the Minimum Condition would be satisfied if at least 5,035,283 Shares are validly tendered and not withdrawn prior to the Expiration Date. The actual number of Shares required to be tendered to satisfy the Minimum Condition will depend upon the actual number of Fully Diluted Shares on the date that the Purchaser accepts Shares for payment pursuant to the Offer. If the Minimum Condition is satisfied, and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect at least a majority of the members of the Company's Board of Directors and would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company. See Section 12, "Purpose of the Offer; the Merger Agreement; Other Recapitalization Arrangements; Plans for the
Company -- Vote required To Approve Merger and -- Board of Directors."

     Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the conversion of Shares pursuant to the Merger are described in Section 5, "Certain U.S. Federal Income Tax Consequences."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, July 18, 2003, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of Merger Agreement, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire.

     The Purchaser may, without the consent of the Company, and expressly reserves the right (but shall not be obligated), to extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, (a) for a period of up to five business days, or such longer period agreed to by the Company and the Purchaser, if any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied or waived as of the Expiration Date; (b) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof applicable to the Offer; (c) at the request of the Company, if not more than 50% of the Fully Diluted Shares have been tendered upon the initial expiration of the Offer, in such increments as we may determine until such condition is satisfied or waived or until July 31, 2003; or (d) if at the Expiration Date of the Offer all of the conditions to the Offer have been satisfied or waived, the Purchaser may elect to provide a "subsequent offering period" of three business days to 20 business days in accordance with Rule 14d-11 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     The Purchaser expressly reserves the right (but shall not be obligated), at any time and from time to time, to waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary, except that, without the consent of the Company, the Purchaser shall not (i) reduce the number of Shares subject to the Offer,
(ii) reduce the price per Share to be paid pursuant to the Offer, (iii) waive or change the Minimum Condition, (iv) modify in any manner adverse to the holders of Shares or add to the conditions of the Offer, (v) except as provided above, extend the Offer or (vi) change the form of consideration payable in the Offer.

     If by 12:00 midnight, New York City time, on Friday, July 18, 2003 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, reserves the right (but shall not be obligated) (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) except as set forth above with respect to the Minimum Condition, to waive all the unsatisfied conditions and accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore validly withdrawn, (c) as set forth above, to extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (d) except as set forth above, to amend the Offer.

     Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement thereof. An announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or information concerning such offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days is generally required to allow for adequate dissemination to stockholders.

     Pursuant to Rule 14d-11 under the Exchange Act, although the Purchaser does not currently intend to do so, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of three business days to 20 business days in length following the expiration of the Offer on the Expiration Date and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the Offer.

     During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20-business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) the Purchaser immediately accepts and promptly pays for all securities tendered during the Offer prior to its expiration, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. The Purchaser will be able to include a Subsequent Offering Period, if it satisfies the conditions above, after Friday, July 18, 2003. In a public release, the Commission has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring the Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission.

     THE PURCHASER DOES NOT CURRENTLY INTEND TO INCLUDE A SUBSEQUENT OFFERING PERIOD IN THE OFFER, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION. PURSUANT TO RULE 14d-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURES FOR TENDERING SHARES

     Valid Tender. For a stockholder to validly tender Shares pursuant to the Offer, (a) the certificates for tendered Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must, prior to the Expiration Date, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described under "Book-Entry Transfer", either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of such addresses, such Shares must be delivered pursuant to the book-entry transfer procedures described below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date; or (c) the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures described below under "Guaranteed Delivery".

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY (AS DEFINED BELOW), IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must be, in any case, received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 2, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee

Program or the Stock Exchange Medallion Program (such participant, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the book-entry transfer procedures cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

        (a) such tender is made by or through an Eligible Institution;

        (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date; and

        (c) either (i) the certificates for tendered Shares together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, and any other required documents are received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase within three trading days after the date of execution of such Notice of Guaranteed Delivery or (ii) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under "Book-Entry Transfer", either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents, are received by the Depositary at one of such addresses, such Shares are delivered pursuant to the book-entry transfer procedures above and a Book-Entry Confirmation is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the American Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary, but in any event payment will not occur until after the Offer closes. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Appointment as Proxy. By executing a Letter of Transmittal (or a manually signed facsimile thereof) (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), a tendering stockholder will irrevocably appoint designees of the Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after June 12, 2003. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities or rights, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Stockholder is not subject to backup withholding and that such stockholder is a U.S. Person (including a U.S. resident alien). If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 28%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations, individual retirement accounts and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and an appropriate Form W-8 (instead of a Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer prior to Tuesday, August 19, 2003, Shares tendered may also be withdrawn at any time thereafter.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the book-entry transfer procedures described in Section 2, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     In the event the Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3 promptly after the Expiration Date. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act (if applicable). Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the certificates for such Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees or (b) in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 2, a Book-Entry Confirmation and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, and any required signature guarantees, or an Agent's Message, and any other required documents. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

     The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as an agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES

WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

     If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Merger Agreement (requiring that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 3.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent) in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign income tax laws.

     Generally, for U.S. federal income tax purposes, a tendering stockholder will recognize gain or loss equal to the difference between the aggregate amount of cash received by the stockholder pursuant to the Offer or Merger and the aggregate adjusted tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted into cash in the Merger, as the case may be. If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by such stockholder will be capital gain or loss, which will be long-term capital gain or loss if such stockholder's holding period for the Shares exceeds one year. In the case of a tendering individual stockholder, long-term capital gains will be eligible for a maximum U.S. federal income tax rate of 15%. In addition, the ability to use capital losses to offset ordinary income is limited.

     A stockholder (other than certain exempt stockholders including, among others, all corporations, individual retirement accounts and certain foreign individuals and entities) that tenders Shares may be subject to a 28% backup withholding, unless the stockholder provides its TIN and certifies that such number is correct (or properly certifies that it is awaiting a TIN) and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may also be subject to a penalty imposed by the IRS. See "Backup Withholding" under Section 2. Each U.S. stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Non-U.S. stockholders should complete the appropriate Form W-8.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 28% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder by filing a U.S. federal income tax return.

     The foregoing discussion may not be applicable with respect to Shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to holders of Shares who are subject to special tax treatment under the Code-such as non-U.S. persons, life insurance companies, tax-exempt organizations and financial institutions -- and may not apply to a holder of Shares in light of individual circumstances, such as holding Shares as a hedge or as part of a straddle or a hedging, conversion, constructive sale, integrated or other risk-reduction transaction. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are listed on The American Stock Exchange (the "Exchange") under the symbol "AGD". Prior to April 2001, the Shares were traded on the Nasdaq National Market (NASDAQ symbol AGTX). The following table sets forth, for each of the periods indicated, the high and low sales prices per Share.

                                                              HIGH     LOW
                                                              -----   -----
Year Ended December 31, 2001:
  First Quarter.............................................  $4.69   $2.94
  Second Quarter............................................   3.19    1.20
  Third Quarter.............................................   1.80    0.51
  Fourth Quarter............................................   0.75    0.25
Year Ended December 31, 2002:
  First Quarter.............................................  $0.68   $0.42
  Second Quarter............................................   1.85    0.40
  Third Quarter.............................................   0.69    0.37
  Fourth Quarter............................................   0.79    0.35
Year Ending December 31, 2003:
  First Quarter.............................................  $0.63   $0.42
  Second Quarter (through June 19, 2003)....................   0.79    0.42

     On June 12, 2003, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price on the Exchange of the Shares was $0.50 per Share. On June 19, 2003, the last full trading day before commencement of the Offer, the last reported sales price on the Exchange of the Shares was $0.78 per Share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     The Company received notification from the Exchange in February 2003 that the Company was not in compliance with certain listing standards of the Exchange relating to stockholders' equity and net losses. In March 2003, the Company submitted a plan to the Exchange setting forth the steps the Company intends to take in order to regain compliance with the listing standards. In May 2003, the Exchange notified the Company that it had accepted the Company's proposed plan and granted the Company an extension to September 30, 2004, to regain compliance with the Exchange's continued listing standards. During such period, the Company's common stock will continue to trade on the Exchange, but the Company will be subject to periodic review by the Exchange staff and will be required to make progress consistent with its plan.

     The Purchaser has been advised by the Company that the Company has not declared or paid any dividends on the Shares since April 17, 1996. The Company is prohibited from paying dividends under its current credit facility.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; SHARE QUOTATION; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Share Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued designation for the Exchange. To maintain such designation, a security must substantially meet one of four maintenance standards. The first maintenance standard requires that there be at least $4 million in shareholders' equity, the Company have at least $750,000 in net income, the minimum price per share be $3, the market value public float be at least $3 million and either (a) there be 800 public shareholders and 500,000 publicly held shares, (b) there be 400 public shareholders and 1 million shares publicly held or (c) there be 400 public stockholders, 500,000 publicly held shares and an average daily trading volume of 2,000 shares for the previous six months. The second maintenance standard requires that there be at least $4 million in shareholders' equity, the Company have at least two years of operations, the minimum price per share be $3, the market value public float be at least $15 million and either (a) there be 800 public shareholders and 500,000 publicly held shares, (b) there be 400 public shareholders and 1 million shares publicly held or (c) there be 400 public stockholders, 500,000 publicly held shares and an average daily trading volume of 2,000 shares for the previous six months. The third maintenance standard requires that there be at least $4 million in shareholders' equity, the total market capitalization of the Company be $50 million, the market value public float be at least $15 million and either (a) there be 800 public shareholders and 500,000 publicly held shares, (b) there be 400 public shareholders and 1 million shares publicly held or (c) there be 400 public stockholders, 500,000 publicly held shares and an average daily trading volume of 2,000 shares for the previous six months. The fourth maintenance standard requires that the Company's total market capitalization be at least $75 million, the minimum price per share be $3, the market value public float be at least $20 million and either (a) there be 800 public shareholders and 500,000 publicly held shares, (b) there be 400 public shareholders and 1 million shares publicly held or (c) there be 400 public stockholders, 500,000 publicly held shares and an average daily trading volume of 2,000 shares for the previous six months. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit-recovery provisions of
Section 16(b) of the Exchange Act and the requirement of furnishing a proxy or information statement pursuant to Section 14(a) or 14(c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal offices at 450 West 33rd Street, New York, New York 10001, telephone number (212) 716-6600. According to the Company's 2002 Annual Report, the Company and its subsidiaries primarily provide digital media asset management services. Through its various divisions and significant operations, including the Black Dot Group and Seven Worldwide, the Company offers content management services, broadcast media distribution services, and an array of digital services to retailers, magazine and book publishers, advertising agencies, consumer goods companies, entertainment companies, and automobile manufacturers.

     Set forth below is certain selected financial information with respect to the Company and its subsidiaries excerpted from the information contained in the Company's annual reports on Form 10-K for the years ended December 31, 2002 and 2001, and quarterly reports on Form 10-Q for the quarters ended March 31, 2003 and 2002. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports, other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information".

                      APPLIED GRAPHICS TECHNOLOGIES, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                           THREE MONTHS ENDED
                                         YEAR ENDED AS OF DECEMBER 31           MARCH 31
                                        -------------------------------   --------------------
                                          2000       2001       2002        2002       2003
                                        --------   --------   ---------   --------   ---------
                                                                              (UNAUDITED)
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS:
Total revenues........................  $566,540   $468,288   $ 423,856   $ 98,521   $  97,746
Income (loss) from continuing
  operations before provision
  (benefit) for income taxes..........    12,812    (58,846)    (75,239)    (3,793)     (2,439)
Provision (benefit) for income
  taxes...............................    12,454    (10,056)       (643)      (515)       (854)
Net loss..............................  (100,525)   (50,000)   (410,957)  (337,936)     (2,245)
Net loss per share....................    (11.12)     (5.51)     (45.02)    (37.27)      (0.25)
CONSOLIDATED BALANCE SHEET DATA:
Total current assets..................   210,964    175,820     133,402    163,205     133,529
Total assets..........................   722,233    656,483     203,582    314,075     201,525
Total current liabilities.............   128,289    123,384     121,108    122,889     102,553
Total liabilities.....................   376,945    359,003     312,899    353,744     312,030
Total stockholders' equity
  (deficit)...........................   308,704    258,704    (151,362)   (78,915)   (153,029)

     Certain Company Projections. During the course of discussions between representatives of Parent and the Company, the Company provided Parent or its representatives with certain non-public business and financial information about the Company. This information included the following projections of total revenues, gross profit, operating income and earnings for the Company for the years ended December 31, 2003 through 2007.

            2002 - 2007 CONSOLIDATED INCOME STATEMENTS -- HIGHLIGHTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               BUDGET    FORECAST   FORECAST   FORECAST   FORECAST
                                              --------   --------   --------   --------   --------
                                                2003       2004       2005       2006       2007
                                              --------   --------   --------   --------   --------
REVENUES....................................  $425,252   $434,393   $454,391   $474,789   $490,531
GROSS PROFIT................................   148,772    153,777    163,417    173,032    181,511
OPERATING INCOME (PRE AMORTIZATION
  EXPENSE)..................................    28,133     33,359     34,501     38,990     43,592
EBITDA......................................    44,828     49,503     50,420     54,734     59,336

     The Company has advised the Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because this information was provided to Parent. Although Parent and Purchaser were provided such projections, they did not base their analysis of the Company on such projections. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The Company has advised the Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of the Company, including assumptions with respect to the market for the Company's products and services, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company and interest rates and the anticipated amount of borrowings by the Company, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Parent or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Parent, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

     The Company has advised the Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer to Purchase only because this information was provided to Parent. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them. The Company has advised the Purchaser and Parent that its internal financial forecasts (upon which the projections provided to Parent and the Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of the Company, including assumptions with respect to the market for the

Company's products and services, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for the Company and interest rates and the anticipated amount of borrowings by the Company, all of which are difficult to predict, many of which are beyond the Company's control, and none of which were subject to approval by Parent or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Parent, the Purchaser, the Company or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Parent, the Purchaser, the Company or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

     Available Information. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information as of particular dates concerning the Company's directors and officers, their remuneration, stock options and other matters, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in the Company's proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the Commission located at 233 Broadway, New York, NY 10279. Copies of such information should be obtainable, by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The Commission also maintains a Web site on the Internet at http: //www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such information should also be on file at The American Stock Exchange, 86 Trinity Place, New York, NY 10006.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Parent and the Purchaser do not have any knowledge that any such information is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.  CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER

     Information Concerning Parent and the Purchaser. Purchaser, a Delaware corporation, was recently incorporated for the purpose of investing in the Company and, to date, has engaged in no other activities other than those incidental to the Offer, the Recapitalization Transactions and the Merger Agreement. Purchaser is a wholly owned subsidiary of Parent. As of the date hereof and upon acceptance of the Shares for purchase pursuant to the Offer, a majority of Parents's outstanding equity interests will be beneficially owned in the aggregate by Kohlberg Investors IV, L.P. ("Investors IV"), Kohlberg TE Investors IV, L.P. ("TE Investors IV"), Kohlberg Offshore Investors IV, L.P. ("Offshore Investors IV") and Kohlberg Partners IV, L.P. ("Partners IV" and, collectively with Investors IV, TE Investors IV and Offshore Investors IV, "Kohlberg Fund IV"). Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to Purchaser's formation and capitalization and the transactions contemplated by the Offer. Purchaser is not subject to the informational filing requirements of the Exchange Act. The principal executive offices of Purchaser are located at 111 Radio Circle, Mount Kisco, New York 10549, telephone number
(914) 241-7430. The name, business address, past and present principal occupations and citizenship of each of the officers and directors of Parent, Purchaser and each of Kohlberg Investors IV, Kohlberg TE Investors IV, Kohlberg Offshore Investors IV and Kohlberg Partners IV are set forth in Annex I to this Offer to Purchase.

     Information Concerning Kohlberg Fund IV. Kohlberg Fund IV is comprised of four limited partnerships -- Investors IV, TE Investors IV, Offshore Investors IV and Partners IV -- each of which was organized under the laws of the State of Delaware. The general partner of each of the limited partnerships that comprises Kohlberg Fund IV is Kohlberg Management IV, L.L.C., a Delaware limited liability company ("Kohlberg Management IV"), which was formed for the purpose of forming and serving as general partner of each of Kohlberg Fund IV's limited partnerships. Kohlberg Fund IV has aggregate subscribed capital of $576 million, and since formation, has invested approximately $200 million. The principal executive offices of Kohlberg Management IV and Kohlberg Fund IV are located at 111 Radio Circle, Mount Kisco, New York 10549, telephone number (914) 241-7430.

     Ownership Interest in the Company. Pursuant to the Tender Agreements, Parent and the Purchaser may be deemed (as a result of the promise of the Principal Shareholders (as defined below) to tender pursuant the Tender Agreements) to beneficially own Shares constituting approximately 33.9% of the Fully-Diluted Shares (including in-the-money options) as of June 12, 2003. All of such Shares are directly owned beneficially or of record by the Principal Stockholders (as defined below). See the "Introduction" to this Offer to Purchase and Section 12, "Purpose of the Offer; the Merger Agreement; Other Recapitalization Arrangements; Plans for the Company." Each of Parent, the Purchaser, Kohlberg Fund IV and Kohlberg Management IV expressly disclaims beneficial ownership of such Shares.

     Summary Financial Information. Because Purchaser was formed solely for the purpose of investing in the Company, Purchaser has minimal assets and liabilities and no meaningful historical financial information other than the commitment by Kohlberg Fund IV to provide Purchaser with $50 million of equity capital. See Section 10, "Source and Amount of Funds". As of the acceptance of the Shares for purchase pursuant to the Offer, substantially all of the outstanding equity of Purchaser will be beneficially owned by Kohlberg Fund IV. Kohlberg Fund IV has a committed pool of approximately $576 million of equity capital and has committed to provide Purchaser with $50 million to consummate the purchase of Shares tendered in the Offer. Since its formation, Kohlberg Fund IV has invested approximately $200 million in four companies. See Section 10, "Source and Amount of Funds."

     Past Contacts, Transactions, Negotiations and Agreements. Except as set forth in this Offer to Purchase:

     - none of Parent, the Purchaser, Kohlberg Fund IV or Kohlberg Management IV nor, to the best knowledge of Parent, the Purchaser, Kohlberg Fund IV and Kohlberg Management IV, any of the persons listed in Annex I to this Offer to Purchase, or any associate or majority owned subsidiary of any of the foregoing, (i) beneficially owns or has a right to acquire any Shares or any other equity securities of the Company except for 3,005,619 Shares and Shares underlying 407,000 in-the-money options which may be deemed beneficially owned by Parent and the Purchaser by virtue of the Tender Agreements; (ii) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company other than the Tender Agreements; or (iii) has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days;

     - there have never been any transactions which would be required to be disclosed under the rules and regulations of the Commission between any of Parent, the Purchaser, Kohlberg Fund IV, Kohlberg Management IV or any of their respective subsidiaries, or, to the best knowledge of Parent, the Purchaser, Kohlberg Fund IV and Kohlberg Management IV, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand other than preliminary statements of intent by Kohlberg Fund IV to certain of the executive officers of the Company regarding the possibility of management equity plans being implemented after the closing of the Merger, although no specific items or conditions of such plans have been discussed; and

     - there have never been any negotiations, transactions or material contacts between any of Parent, the Purchaser, Kohlberg Fund IV, Kohlberg Management IV or any of their respective subsidiaries or, to the best knowledge of Parent, the Purchaser, Kohlberg Fund IV and Kohlberg Management IV, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of securities of the Company, any election of directors of the Company, or any sale or other transfer of a material amount of assets of the Company.

Except as set forth in this Offer to Purchase, none of Parent, the Purchaser, Kohlberg Fund IV or Kohlberg Management IV had any relationship with the Company or the Principal Stockholders prior to the commencement of the discussions which led to the execution of the Merger Agreement. See Section 11, "Background of the Offer." Each of Parent, the Purchaser, Kohlberg Fund IV and Kohlberg Management IV disclaims that it is an "affiliate" of the Company within the meaning of Rule 13e-3 under the Exchange Act.

     Available Information. Parent, the Purchaser, Kohlberg Fund IV and Kohlberg Management IV are privately-held companies and are generally not subject to the information filing requirements of the Exchange Act, and are generally not required to file reports, proxy statements and other information with the Commission relating to their respective businesses, financial condition and other matters. However, pursuant to Rule 14d-3 under the Exchange Act, Parent, Purchaser and Kohlberg Fund IV filed with the Commission a Schedule TO, together with exhibits, including this Offer to Purchase and the Merger Agreement, which provides certain additional information with respect to the Offer, and Parent, the Purchaser, Kohlberg Fund IV and Kohlberg Management IV and the Principal Stockholders, and further filed a statement of beneficial ownership on Schedule 13D with the Commission on June 20, 2003, which describes the filing persons' ownership interests in the Company. The Schedule TO and the
Schedule 13D and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should also be obtainable (i) by mail, upon payment of the SEC's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office of the Commission located at 233 Broadway, New York, NY 10279.

10.  SOURCE AND AMOUNT OF FUNDS

     If 9,147,565 Shares are tendered in response to the Offer, the Purchaser would be required to pay a total of $7,775,431 to purchase the tendered Shares. Assuming 923,000 options to purchase Shares are cancelled in exchange for a cash payment per option equal to an amount equal to the excess, if any, of the price paid to the stockholders in the Offer over the exercise price per Share, the Purchaser would be required to provide the Company a total of approximately $400,000 to pay for such cancelled options. In addition, concurrently with the consummation of the Offer and in connection with the other Recapitalization Transactions, the Purchaser will be required to pay (or arrange for its lenders to pay) a total of approximately $96 million (assuming outstanding balances under the Company Credit Agreement are at least as much as they were on June 12, 2003, plus any amounts in excess of $174,197,140, if any, outstanding on the Expiration Date, to purchase the outstanding debt under the Company Credit Agreement from the Lenders, and Purchaser or Parent will provide the Company an aggregate of approximately $13 million (assuming a conversion rate of 1.68 U.S. Dollars per U.K. Pound) to repurchase the Subordinated Notes and to enable Wace to redeem the Preference Shares. Purchaser expects to obtain the funds required to consummate the Offer and the Recapitalization Transactions through the sale of $50 million of the capital stock of Parent to Kohlberg Fund IV and by borrowing by the Company upon the closing of the Offer from a banking syndicate led by Foothill and Silver Point in an amount not to exceed $119 million, although Purchaser expects such borrowings to be less. Kohlberg Management IV has entered into a commitment letter (the "Equity Commitment Letter"), dated May 8, 2003 with the Company (a copy of which is attached as an exhibit to the Schedule TO) in this regard, evidencing the commitment of Kohlberg Fund IV to purchase up to $50 million of equity securities in Purchaser, which commitment is conditioned on the terms and conditions of the Merger Agreement. Kohlberg Fund IV will purchase the $50 million of the common stock of Parent using its committed pool of approximately $576 million of equity capital. Although Purchaser has sufficient committed funds to consummate the purchase of Shares tendered in the Offer, the Offer is conditioned upon the Company consummating all of the Recapitalization Transactions and executing definitive documentation with Foothill and Silver Point with respect to the credit facilities to be established in connection with the Recapitalization

Transactions. Kohlberg Management IV has entered into a commitment letter (the "Debt Commitment Letter") with Foothill and Silver Point dated May 20, 2003, evidencing the commitment of Foothill and Silver Point to extend a senior secured credit facility to Parent, Purchaser or the Company subject to certain conditions including the execution of definitive agreements and the lack of any material adverse condition in loan syndication or financial or capital market conditions that would make the extension of such credit impractically or materially more burdensome. Purchaser currently has no alternative financing arrangements or plans in the event that the planned refinancing with Foothill and Silver Point becomes unavailable.

11.  CONTACTS AND TRANSACTIONS WITH THE COMPANY; BACKGROUND OF THE OFFER

  BACKGROUND OF THE OFFER

     In late February 2003, certain holders of the Subordinated Notes contacted Kohlberg Fund IV to discuss the Company's need for a refinancing and a potential infusion of capital or a recapitalization. Subsequently, in late February, 2003, Christopher Lacovara of Kohlberg Fund IV contacted the Company to initiate discussions of a possible recapitalization.

     On March 4, 2003, Mr. Lacovara met with the Fred Drasner, the Chairman of the Board and Chief Executive Officer of the Company, and on March 11, 2003, with Mr. Drasner, Joseph D. Vecchiolla, the President and Chief Operating Officer of the Company and Martin D. Krall, the Executive Vice President, Chief Legal Officer, and Secretary of the Company, to discuss the Company's business, capital structure, and the goals of a potential recapitalization transaction. The parties had additional discussions regarding a potential transaction over the following two weeks.

     On March 20, 2003, the Company and Kohlberg Fund IV entered into a confidentiality agreement to facilitate Kohlberg Fund IV being furnished with certain non-public information in connection with a possible transaction.

     The Company and Kohlberg Management IV, L.L.C. entered into a non-binding letter of intent on March 26, 2003. The letter of intent outlined the terms of a recapitalization and the possible allocation of invested funds among the Company's lenders and the holders of various securities of the Company. It also provided for a period of exclusivity through April 30, 2003 to perform due diligence and pursue more definitive agreements with the holders of various securities of the Company. The letter of intent did not obligate either party to ultimately enter into a transaction and provided for reimbursement to Kohlberg Management IV, L.L.C. of up to $250,000 in expenses in the event the letter of intent was terminated for any reason.

     Over the following weeks, there were a number of meetings and conversations between the management of the Company and representatives from Kohlberg Fund IV regarding a possible transaction. During this period, representatives of Kohlberg Fund IV conducted a due diligence investigation of the Company's various business lines and discussed with Company representatives historical trends in revenue and profit margins for the Company's various business segments.

     On April 3, 2003, Mr. Lacovara and Gordon Woodward of Kohlberg Fund IV met with Ralph Palma, Senior Vice President of Fleet National Bank ("Fleet"), the administrative agent and a lender under the Company Credit Agreement, Fleet's counsel and Messrs. Drasner, Krall and Vecchiolla of the Company. The parties discussed the potential recapitalization transactions, the structure of such recapitalization, and the proceeds as they related to Fleet and the other lenders under the Company Credit Agreement.

     Throughout April 2003, representatives of Kohlberg Fund IV conducted additional due diligence at the Company, including meetings and conference calls with certain division managers and Mr. Vecchiolla. Representatives of Foothill, as a potential source of debt financing for the potential transaction, also attended certain of these meetings. During this period, further negotiations also took place among Messrs. Drasner, Krall, Vecchiolla and Mr. Lacovara concerning the structure and allocation of invested funds across holders of various Company securities in a potential recapitalization transaction.

     During April, Kohlberg Fund IV held further discussions with Fleet and representatives of the Company, as well as representatives of certain of the holders of the Subordinated Notes and Preference Shares. During these negotiations, potential terms of the recapitalization transactions were discussed with each group and draft documents intended to secure provisional approval of the recapitalization from the required holders of each of these securities were discussed.

     During April, representatives of the Company and Mr. Lacovara also discussed terms of the potential recapitalization transactions with Foothill and Silver Point to discuss the possibility of such entities participating in the transactions to provide debt financing for the recapitalization and serve as new lenders to the Company.

     On May 6, 2003, representatives of Kohlberg Fund IV met with certain independent members of the Company's Board of Directors to discuss the proposed recapitalization on terms that would have paid holders of the Company's common stock $0.75 per share. On May 8, the Board of Directors of the Company met with Mr. Lacovara and Mr. Woodward to discuss the Offer and the recapitalization and the possibility of an increase in the price in the Offer to $1.00 per Share. After further negotiation, an increase in the price in the Offer to $0.85 per Share was proposed by Mr. Lacovara. The Board of Directors directed the independent directors negotiating with Kohlberg Fund IV to seek additional compensation to be paid to the common stockholders of the Company.

     On May 8, 2003, the Company and Kohlberg Fund IV entered into a revised letter of intent, extending the period of exclusivity from April 30, 2003 to May 31, 2003. This extension letter provided for the amount available for the reimbursement of certain expenses incurred in the due diligence investigation by Kohlberg Fund IV to be increased to $500,000.

     On May 13, 2003, David Parker, a Director of the Company, wrote Mr. Lacovara on behalf of the Company, to communicate the Board of Directors' belief that, given all of the circumstances, $1.00 per share would represent a fair price to holders of the Common Stock and seeking an increase in the amount of consideration to be offered by Kohlberg Fund IV to such holders.

     During May 2003, representatives of the Company negotiated preliminary terms of the Merger Agreement with Kohlberg Fund IV.

     On May 20, 2003, Foothill, Silver Point and Kohlberg Management IV, L.L.C. entered into the Debt Commitment Letter with respect to the debt financing in connection with the Offer.

     On May 21, 2003, representatives of Kohlberg Fund IV contacted the Company to state that based upon its arrangements with Foothill and Silver Point, the negotiations with the Company's senior lenders and its due diligence investigation, Kohlberg Fund IV would be willing to proceed with a transaction at $0.85 per share. Between May 26, 2003 and June 12, 2003, representatives of Kohlberg Fund IV and the Company and their respective counsel negotiated the final terms of the Merger Agreement.

     On June 2, 2003, Kohlberg Fund IV formed Parent, a wholly owned subsidiary of Kohlberg Fund IV, and Purchaser, a wholly-owned subsidiary of Parent.

     On June 3, 2003, the Board of Directors of the Company met and approved the proposed Merger Agreement.

     Between April 29, 2003 and June 9, 2003, the Company entered into agreements with holders of approximately 59% of the outstanding Subordinated Notes of the Company to repurchase, subject to the terms and conditions set forth therein, the Subordinated Notes held by such holders through a tender offer and/or redemption.

     On June 12, 2003, Parent entered into a lock-up agreement with the Company, Fleet and the other lenders under the Company Credit Agreement containing agreements, subject to the terms and conditions set forth therein, in connection with purchase of all of the outstanding debt of the Company under the Company Credit Agreement.

     On June 12, 2003, the Company and Wace entered into agreements with holders of approximately 88% of the outstanding Preference Shares to repurchase and/or redeem, subject to the terms and conditions set forth therein, the outstanding Preference Shares held by such holders (other than those held by Applied Graphics Technologies (UK) Limited) and obligating such holders to vote in favor of a proposal permitting Wace to make such redemption.

     On June 12, 2003, the parties executed the Merger Agreement. On June 13, 2003, the Company issued a press release announcing the transaction.

     On June 20, 2003, in accordance with the Merger Agreement, the Purchaser commenced the Offer.

12. PURPOSE OF THE OFFER; THE MERGER AGREEMENT; OTHER RECAPITALIZATION ARRANGEMENTS;
     PLANS FOR THE COMPANY

  PURPOSE

     The purpose of the Offer is to enable Parent to acquire control of the Company and is a first step to acquire all of the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer or otherwise.

  THE MERGER AGREEMENT

     The following summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO. You should read the Merger Agreement in its entirety for a more complete description of the matters summarized below.

     The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger", the Purchaser will be merged with and into the Company, with the Company being the surviving corporation. Each issued Share (other than Shares owned by Parent, the Purchaser or the Company or a subsidiary of Parent, the Purchaser or the Company or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the highest price per Share paid pursuant to the Offer in cash, without interest thereon.

     Vote Required To Approve Merger. The DGCL requires, among other things, that the adoption of any plan of merger of the Company must be approved by the Board of Directors of the Company and, if the "short-form" merger procedure described below is not available, approved by the holders of a majority of the Company's outstanding voting securities. The Board of Directors of the Company has approved the Offer, the Merger, the Merger Agreement and the other Recapitalization Transactions; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval of the Merger Agreement by the Company's stockholders if such "short-form" merger procedure is not available. If required by the DGCL, the Company will call and hold a meeting of its stockholders promptly following the consummation of the Offer (subject to any waiting periods required by statute or regulation) for the purposes of voting upon the approval of the Merger Agreement. At any such meeting all Shares then owned by Parent or the Purchaser will be voted in favor of the approval of the Merger Agreement. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other stockholder of the Company.

     "Short-Form" Merger Procedure. The DGCL also provides that, if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company may merge that subsidiary into the parent company pursuant to the "short-form" merger procedures without prior notice to, or the approval of, the other stockholders of the subsidiary. In order to consummate the Merger pursuant to these provisions of the DGCL, the Purchaser would have to own at least 90% of the outstanding Shares. In the event that Purchaser is able to consummate the Merger pursuant to these provisions of the DGCL, the closing of the Merger would take place immediately after the closing of the Offer.

     Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of certain conditions, including the following: (a) the Company's stockholders shall have approved the Merger by an affirmative vote of the holders of a majority of the outstanding Shares (the "Company Stockholder Approval"), if required; (b)(i) any requisite waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and (ii) any consents, approvals and filings under any other foreign antitrust law the absence of which would prohibit the consummation of the Merger, shall have been obtained or made; (c) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity (as defined below under "Termination of the Merger Agreement"), court of competent jurisdiction or other legal restraint or prohibition (collectively, "Legal Restraints") preventing the consummation of the Merger or the Recapitalization Transactions shall be in effect; provided that prior to asserting this condition each of the parties shall have used all commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered; (d) the Purchaser shall have accepted Shares for payment pursuant to the Offer and shall have delivered to the appropriate party arranging for payment for such Shares, all funds necessary to pay for such Shares accepted; provided that the obligation of a party to effect the Merger shall not be conditioned on the fulfillment of the conditions set forth in this clause (d) if the failure of Purchaser to accept Shares for payment pursuant to the Offer or provide the funds necessary to pay for such Shares shall have constituted or resulted from a material breach of the Offer or the Merger Agreement by such party; (e) each of the Recapitalization Transactions other than the Merger shall have closed immediately prior to or contemporaneously with the Offer, except that the closing of such transactions relating to the Subordinated Notes and Preference Shares may take place promptly thereafter as provided in the Merger Agreement, provided that the affirmative vote of the holders thereof required to effect such closing shall have been effective no later than the closing of the Offer; and (f) a debt financing is consummated in accordance with the terms of a commitment letter obtained by Kohlberg Management IV, L.L.C from Foothill and Silver Point in connection with the Offer.

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (the "Effective Time"), whether before or after adoption of the Merger Agreement by the stockholders of the Company:

        (a) by mutual written consent of Parent, the Purchaser and the Company;

        (b) by either Parent or the Company:

           (i) if the Offer is not consummated on or before July 31, 2003, unless the failure to consummate the Offer is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement;

           (ii) if any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, the Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable, provided that such right of termination under this clause (ii) shall not be available to such party if such order, decree or ruling was primarily issued due to the failure of such party to comply in any material respect with its obligations hereunder;

           (iii) if as the result of the failure of any of the conditions set forth in Section 14 hereof, the Offer shall have terminated or expired in accordance with its terms without the Purchaser having accepted Shares for payment pursuant to the Offer; provided that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any of its obligations under the Merger Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a willful breach of any representation or warranty under the Merger Agreement by such party; or

           (iv) if the Purchaser fails to commence the Offer on or before June 26, 2003 due to a pending suit, action or proceeding (other than (i) by Parent or the Purchaser, or a stockholder of Parent (that is not also a Stockholder of the Company) or the Purchaser, (ii) by a stockholder of the Company either on his, her or its own behalf, on the behalf of a class, or on behalf of the Company, in any case, challenging the Recapitalization Transactions, or (iii) by a holder of Preference Shares or Subordinated Notes of the Company (in either case, challenging the Recapitalization Transactions), provided, however, that the right to terminate the Merger Agreement pursuant to this clause (iv) shall not be available to the Company if its failure to fulfill any of its obligations under the Merger Agreement results in such a pending suit or if the suit results from facts or circumstances that constitute a willful breach of any representation or warranty under the Merger Agreement by the Company.

        (c) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 14 hereof, and (ii) cannot be or has not been cured within 15 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement) provided that there shall be no notice and right of cure regarding the obligations of the Company with respect to Takeover Proposals (as defined below) as set forth in Sections
     5.02 or 5.03 of the Merger Agreement;

        (d) by Parent prior to the first acceptance of Shares for payment pursuant to the Offer (the "Acceptance Date"):

           (i) if the Board of Directors of the Company or any committee thereof withdraws or modifies in a manner adverse to Parent or the Purchaser, or publicly proposes to withdraw or modify in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger, fails to recommend to the Company's stockholders that they accept the Offer and give the Company Stockholder Approval or publicly approves or recommends, or publicly proposes to approve or recommend, any Takeover Proposal (as defined below under "Takeover Proposals");

           (ii) if the Company or any of its officers, directors, employees, representatives or agents takes any of the actions that would be proscribed by the provisions described below under "Takeover Proposals" but for the exception therein allowing certain actions to be taken pursuant to the proviso in the first sentence of the section entitled "Takeover Proposals" below;

        (e) by the Company prior to the Acceptance Date in the circumstances described below under "Takeover Proposals" in which such termination is permitted, subject to compliance by the Company with the notice provisions described below and the termination fee provisions described below;

        (f) by the Company prior to the Acceptance Date, if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform cannot be or has not been cured within 15 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement); provided that there shall be no notice and right to cure regarding the obligation of Parent and the Purchaser to commence the Offer or meet their funding obligations, each as described in the Merger Agreement; or

        (g) by Parent prior to the Acceptance Date, if any of the Recapitalization Transactions are not capable of being consummated contemporaneously with the consummation of the Offer.

     Takeover Proposals. The Merger Agreement provides that the Company will not, nor will it authorize or permit any of its subsidiaries to, nor will it authorize or permit any director, officer or employee of, or any investment banker, attorney or other advisor or representative ("Representatives") of, the Company or any of its subsidiaries to (i) directly or indirectly solicit, initiate or encourage the submission of any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal (as defined below) or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided that prior to the Acceptance Date, the Board of Directors of the Company may, to the extent necessary to act in a manner consistent with its fiduciary obligations, as determined in good faith by it after consultation with outside counsel, in response to a Takeover Proposal that the Board of Directors determines, in good faith after consultation with outside counsel, is reasonably likely to lead to a Superior Proposal (as defined below) that was not solicited and that did not otherwise result from a breach or a deemed breach of this provision of the Merger Agreement, and subject to compliance with the notification obligations described below, (x) furnish information with respect to the Company to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement; and (y) participate in discussions or negotiations with the person and its Representatives making such Takeover Proposal regarding such Takeover Proposal; and provided, further, that prior to the Acceptance Date, the Company may, in connection with a Company Credit Agreement Refinancing (as defined below) or otherwise pursuant to the Company Credit Agreement or the Company's obligations thereunder, (I) furnish information with respect to the Company to the Agent or the Lenders under the Company Credit Agreement and their respective Representatives and (II) participate in discussions or negotiations with such persons and their Representatives regarding the Company Credit Agreement and or a Company Credit Agreement Refinancing. Without limiting the foregoing sentence, it is agreed that any violation of the restrictions set forth in the preceding sentence by any officer, director, investment banker, attorney or other advisor or representative of the Company or any of the Company's subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of the Company's subsidiaries or otherwise, shall be deemed to be a breach of the Merger Agreement by the Company.

     "Company Credit Agreement Refinancing" means an amendment, restatement or other transaction whereby Fleet National Bank remains as Agent under the Company Credit Agreement and the Lenders continue to hold a majority in interest of the loans thereunder, but which results in a change in the material terms of the Company Credit Agreement (including, without limitation, any of the loan amounts, financial covenants or ratios or maturity (other than a one-time extension of the maturity by less than six months)), whether such transaction is accomplished through a bankruptcy proceeding or otherwise.

     "Takeover Proposal" means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination or any refinancing (including without limitation, any Company Credit Agreement Refinancing) or other equity or debt restructuring transaction involving the Company or any significant subsidiary of the Company (as defined in Regulation S-X of the Federal securities laws), (ii) any proposal for the issuance by the Company of over 30% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 30% of the equity securities or consolidated total assets of the Company, in each case other than pursuant to the Offer, the Merger and the other Recapitalization Transactions.

     "Superior Proposal" means any proposal made by a third party to complete a recapitalization of the Company by (I) acquiring substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization or a sale of all or substantially all its assets or any combination of the foregoing,
(II) refinancing the Company Credit Agreement, (III) purchasing or causing the redemption of the Subordinated Notes and/or (IV) purchasing or causing the redemption of the Preference Shares, in the aggregate, (a) on terms which the Board of Directors of the Company determines in good faith to be superior from a financial point of view to the holders of Shares, the Lenders under the Company Credit Agreement, the holders of the Subordinated Notes and the holders of Preference Shares, as the case may be, than the Recapitalization Transactions, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Parent to amend the terms of the Recapitalization Transactions), it being understood that such proposal does not have to be superior to each such category of holders, but must, in the aggregate, be superior from a financial point of view to the debt and equity holders of the Company as a whole, and (b) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

     The Merger Agreement further provides that, unless the Board of Directors, after consultation with outside counsel, determines in its good faith judgment that it is necessary to do so in order to fulfill its fiduciary obligations under applicable law, neither the Board of Directors of the Company nor any committee thereof may (i) withdraw or modify in a manner adverse to Parent or the Purchaser, or publicly propose to withdraw or modify in a manner adverse to Parent or the Purchaser, the approval or recommendation by such Board of Directors or any such committee of the Merger Agreement, the Offer, the Merger or the other Recapitalization Transactions,
(ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Takeover Proposal, or (iii) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal. Furthermore, the Company may not take the actions set forth in clauses (ii) or
(iii) of the preceding sentence unless it has terminated or concurrently terminates the Merger Agreement.

     In addition to the obligations of the Company described in the preceding paragraphs, the Merger Agreement provides that the Company will promptly advise Parent orally and, within two business days, in writing of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, the material terms and conditions of such Takeover Proposal and the identity of the person making any such Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status and details (including any change to the terms thereof) of any such Takeover Proposal and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company by any third party in connection with any Takeover Proposal or sent or provided by the Company to any third party in connection with any Takeover Proposal.

     The Merger Agreement provides that the provisions described above will not prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making any required disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable law.

     Fees and Expenses; Termination Fee. The Merger Agreement provides that except as set forth below, all fees and expenses incurred in connection with the Merger and the other Recapitalization Transactions (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants) shall be paid by the party incurring such fees or expenses, whether or not the Recapitalization Transactions are consummated.

     The Company will pay to Parent a non-refundable fee of $4,000,000 plus all reasonable fees and expenses incurred by Parent, the Purchaser and their affiliates with the Recapitalization Transactions, up to a maximum of $1,000,000 (not including up to $500,000 of expenses paid upon signing the Merger Agreement) if: (i) (x) the Merger Agreement is terminated for any reason, other than (I) a termination by the Company due to a willful and material breach or failure to perform by the Parent, which breach or failure cannot or has not been cured within 15 days after giving written notice to Parent of such breach or failure to perform (provided that the Company is not then in material breach of any representation, warranty or covenant in the Merger Agreement), (II) failure to consummate the financing contemplated by Purchaser's commitment letter with Foothill and Silver Point, or (III) termination by Parent in accordance with the provisions described above in clause (b)(iii) under "Termination of the Merger Agreement" as a result of the failure of the condition set forth in paragraph
(c) of Section 14 of this Offer to Purchase, and (y) within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, a transaction that could constitute a Takeover Proposal other than a Company Credit Agreement Refinancing; (ii) the Company terminates this Agreement pursuant to clause (e) under "Termination of the Merger Agreement"; or
(iii) Parent terminates the Merger Agreement pursuant to the provisions described above in clause (d)(i) or (d)(ii) under "Termination of the Merger Agreement." The Company will pay to Parent a non-refundable fee equal to $2,500,000 plus all reasonable fees and expenses incurred by Parent, the Purchaser and their affiliates in connection with the Recapitalization Transactions, up to a maximum of $1,000,000 (not including up to $500,000 of expenses paid upon signing the Merger Agreement) if (i) the Merger Agreement is terminated for any reason other than those described in clauses (i)(x)(I),
(i)(x)(II), or (i)(x)(III) above and (ii) within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, a Company Credit Agreement Refinancing. Any fee due under the provisions described above shall be paid by wire transfer of same-day funds on the date of termination of the Merger Agreement (except that in the case of clause (i) of the first sentence of this paragraph or pursuant

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

to the second sentence, such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).

     Without duplicating any fee due pursuant to the preceding paragraph, if the Merger Agreement is terminated for any reason other than a termination by the Company due to a breach described in (i)(x)(I) above, the Company agrees to reimburse Parent for all reasonable fees and expenses incurred by Parent, the Purchaser and their affiliates in connection with the Recapitalization Transactions up to a maximum of $1,000,000 (not including up to $500,000 of expenses paid upon signing the Merger Agreement), such payment to be made by wire transfer of same day funds on the date of termination of this Agreement.

     The obligations of the Company to pay any of the fees described in the preceding two paragraphs is Parent's and the Purchaser's sole remedy with respect to any breach of the Company's representations, warranties or obligations to be performed prior to the consummation of the Offer under the Merger Agreement and with respect to any such breach, Parent and the Purchaser shall waive, to the fullest extent permitted by law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the Company with respect to such breach.

     Conduct of Business. The Merger Agreement provides that during the period from the date of the Merger Agreement to the earliest to occur of the date of the termination of the Merger Agreement, the date directors designated by Parent or the Purchaser have been elected to and shall constitute a majority of the Board of Directors of the Company (the "Control Date"), and the Effective Time, except (i) as consented to in writing by Parent, (ii) as expressly permitted by the Merger Agreement or (iii) as disclosed on the Company's disclosure schedule to the Merger Agreement, the Company shall, and shall cause its subsidiaries to, conduct their respective businesses taken as a whole in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, but subject to clauses (i), (ii) and (iii) above, from the date of the Merger Agreement to the earliest to occur of the date of termination of the Merger Agreement, the Control Date or the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, do any of the following without the prior written consent of Parent:

        (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock except for dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its subsidiaries or any rights, warrants or options to acquire any such shares or other securities;

        (ii) issue, deliver, sell or grant (A) any shares of its capital stock,
     (B) any other equity or indebtedness having the right to vote ("Voting Company Debt"), (C) any securities convertible into, or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units (other than the issuance of Shares upon the exercise of Company stock options and warrants outstanding on June 12,
     2003).

        (iii) amend its articles of incorporation or by-laws (or other comparable charter or organizational documents);

        (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

        (v) (A) grant to any current or former officer, director or key employee of the Company or any of its subsidiaries any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Company's filings with the Commission or, with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with prior practice, (B) grant to any current or former employee, officer or director of the Company or any of its subsidiaries any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Company's filings with the Commission,
     (C) enter into any employment, consulting, indemnification, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan (as defined in the Merger Agreement) or (E) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

        (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in Generally Accepted Accounting Principles or the treasury regulations under the Internal Revenue Code of 1986, as amended;

        (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any lien or other encumbrance any material properties or assets, except for transactions in the ordinary course of business consistent with past practice;

        (viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person (other than a wholly-owned subsidiary of the Company) or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings from persons that are not directors, officers or employees of the Company or any of its subsidiaries incurred in the ordinary course of business consistent with past practice (including under the Company Credit Agreement, provided such borrowings do not result in the aggregate principal amount of term loans outstanding thereunder plus the aggregate principal amount of revolving credit advances thereunder exceeding by $3,000,000 or more, at any given time, the aggregate principal amount of the term loans and revolving credit advances outstanding as of June 12, 2003), or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

        (ix) make or agree to make any new capital expenditure or expenditures that are in excess of $100,000 individually or $1,500,000 in the aggregate;

        (x) make or change any material tax election or settle or compromise any material tax liability or refund;

        (xi) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $25,000 individually or $150,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company's filings with the Commission or incurred in the ordinary course of business consistent with past practice,
     (B) cancel any indebtedness in excess of $25,000 individually or $150,000 in the aggregate or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party;

        (xii) enter into, renew, extend, amend, modify, waive any material provision of, or terminate any lease or similar commitment, in each case providing for payments in excess of $100,000 over the term of such lease or commitment (or until the date on which such lease or commitment may be terminated by the Company without penalty) other than renewals of leases in the ordinary course of business with no material increase in payments due thereunder; or

        (xiii) authorize, or commit or agree to take, any of the foregoing actions.

     Board of Directors. The Merger Agreement provides that promptly upon the first acceptance for payment of, and payment by the Purchaser for, any Shares pursuant to the Offer, the Purchaser shall be entitled to designate such number of directors on the Company's Board of Directors as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company's Board of Directors equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company's Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Shares so accepted for payment and paid for by the Purchaser plus the number of Shares otherwise owned by the Purchaser or any other subsidiary of Parent bears to (ii) the number of such Shares outstanding, and the Company shall, at such time, cause the Purchaser's designees to be so elected; provided that in the event that the Purchaser's designees are appointed or elected to the Company's Board of Directors, until the Effective Time the Company's Board of Directors shall have at least three directors who are directors on the date of the Merger Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors is reduced below three for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there is only one remaining) will be entitled to designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors will designate three persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, Parent or the Purchaser, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law, the Company is required under the Merger Agreement to take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company will make such mailing with the mailing of the Schedule 14D-9 (provided that the Purchaser has provided to the Company on a timely basis all information required to be included in the Information Statement with respect to the Purchaser's designees). In connection with the foregoing, the Company is required to promptly, at the option of the Purchaser, either increase the size of the Board of Directors of the Company or obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to the Board of Directors of the Company as provided above.

     Stock Options. The Merger Agreement provides that the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans (as defined below)) shall adopt such resolutions or take such other actions as are required to provide notice to holders of Company stock options required under the terms of the any Company Stock Plans and to adjust the terms of all outstanding Company stock options to provide that, after giving effect to the actions taken by the Board of Directors of the Company under the Company Stock Plans, such Company stock option will be exercisable at the time of the first acceptance for payment of Shares pursuant to the Offer (the "Exercisable Options"), and to further provide that each such Exercisable Option outstanding at the time of the first acceptance for payment of Shares pursuant to the Offer shall be canceled in exchange for a cash payment by the Company as soon as practicable following the first acceptance for payment of Shares pursuant to the Offer of an amount equal to (i) the excess, if any, of (x) the highest price per Share to be paid pursuant to the Offer over (y) the exercise price per Share subject to such Exercisable Option, multiplied by (ii) the number of Shares for which such Exercisable Option shall not therefore have been exercised. The Company will be responsible for any required reporting to Federal, state or local authorities.

     The Company has agreed to use its commercially reasonable efforts to obtain all consents of the holders of Company stock options as shall be necessary to effectuate the foregoing. At Parent's request, payment may be withheld in respect of any Company stock option until all necessary consents with respect to such Company stock option are obtained.

     The Merger Agreement provides that the Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other Company benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time, and the Company shall ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the surviving corporation in the Merger.

     As used in the Merger Agreement, "Company Stock Plans" means the Applied Graphics Technologies, Inc. 1996 Stock Option Plan, the Applied Graphics Technologies, Inc. 1998 Incentive Compensation Plan, as amended and restated, and the Applied Graphics Technologies, Inc. Non-Employee Directors Non-Qualified Stock Option Plan and all agreements under which there are outstanding options to purchase Shares granted to employees, consultants, or any other person.

     Employee Benefits. The Merger Agreement provides that Parent will cause the surviving corporation in the Merger for a period of one year after the Effective Time to provide to each current employee of the Company and its subsidiaries severance benefits that are not less favorable than the severance benefits applicable immediately prior to the execution of the Merger Agreement and other benefits (other than equity-based plans) that are not materially less favorable in the aggregate to such employees than those benefits in effect for such employees on June 12, 2003.

     Indemnification and Insurance. Parent and the Purchaser have agreed in the Merger Agreement that Parent shall, to the fullest extent permitted by law, cause the Company (from and after the Control Date) and the surviving corporation in the Merger (from and after the Effective Time) to honor all the Company's obligations to indemnify, defend and hold harmless the current and former directors and officers of the Company and its subsidiaries for acts or omissions by any such directors and officers occurring prior to the Effective Time to the maximum extent that such obligations of the Company exist on the date of the Merger Agreement, whether pursuant to the Company's charter, the Company's by-laws, the DGCL or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company's charter, the Company's by-laws and the DGCL from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. In the event a current or former director or officer of the Company or any of its subsidiaries is entitled to indemnification under the foregoing provision of the Merger Agreement, such director or officer shall be entitled to reimbursement from the Company or the Surviving Corporation (from and after the Effective Time) for reasonable attorney fees and expenses incurred by such director or officer in pursuing such indemnification, including payment of such fees and expenses by the Surviving Corporation or the Company, as applicable, in advance of the final disposition of such action upon receipt of an undertaking by such current or former director or officer to repay such payment unless it shall be adjudicated that such current or former director or officer was entitled to such payment.

     The Merger Agreement also provides that from and after the Control Date for a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may either (i) substitute therefor policies with reputable and financially sound carriers or
(ii) maintain self insurance or similar arrangements through a financially sound insurance affiliate of Parent, in each case of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that during such six-year period, Parent shall not be obligated to make aggregate premium payments for such insurance to the extent such premiums exceed $1,300,000 (the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an aggregate premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an aggregate premium equal to the Maximum Premium.

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

     Reasonable Efforts; Notification. The Merger Agreement provides that each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Recapitalization Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Recapitalization Transactions, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement. In connection with and without limiting the foregoing, the Company and the Board of Directors of the Company have agreed to (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement or the Tender Agreements and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger Agreement, take all action necessary to ensure that the Offer, the Merger and the other Recapitalization Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Recapitalization Transactions. Nothing in the Merger Agreement is deemed to require any party to waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any significant asset or collection of assets.

     The Company shall give prompt notice to Parent, and Parent or the Purchaser shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in the Merger Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however,that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties, including representations relating to corporate existence and power; capitalization; corporate authorizations; subsidiaries; absence of conflicts; Commission filings; absence of certain changes; contracts; absence of undisclosed liabilities; government authorizations; litigation; compliance with laws; absence of changes in benefit plans; excess parachute payments; employment agreements; taxes; intellectual property; accuracy of certain disclosures; and brokers' and other fees.

     Certain representations and warranties in the Merger Agreement provide exceptions for items that are not "material" or that are not reasonably likely to have a "Company Material Adverse Effect". For purposes of the Merger Agreement and the Offer, a "Company Material Adverse Effect" means a material adverse effect (with certain limited exceptions) on the Company and its subsidiaries, taken as a whole, a material adverse effect on the ability of the Company to perform its obligations under the Merger Agreement or a material adverse affect on the ability of the Company to consummate the Offer, the Merger and the other Recapitalization Transactions.

     Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement may be amended by the parties at any time, whether before or after the Company Stockholder Approval has been obtained; provided that, after the Company Stockholder Approval has been obtained, there shall be made no amendment that by law requires further approval by the Company's stockholders without the further approval of such stockholders and provided, further, that after the Purchaser's purchase of Shares in the Offer, no such amendment or modification shall be made that reduces the amount or changes the form of merger consideration or otherwise materially and adversely affects the rights of the Company's stockholders hereunder, without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

     At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto or (c) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure by any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

     A termination of the Merger Agreement, an amendment of the Merger Agreement or an extension or waiver shall, in order to be effective, require in the case of Parent, the Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, that in the case of the Company, such action shall also require action by a majority of the Independent Directors.

  THE LOCK-UP AGREEMENT

     The Company, Parent and the Lenders have entered into a Lock-Up Agreement (the "Lock-Up Agreement") dated June 12, 2003, pursuant to which the Lenders have agreed, subject to the completion of definitive documentation, to cancel all obligations owing them under the Company Credit Agreement and cancel all warrants for Shares issued by the Company to the Lenders at an aggregate price equal to the sum of (a) either (i) 55% of the face value of the outstanding debt under the Company Credit Agreement as of June 12, 2003 in cash or (ii) 53% of the face value of the outstanding debt under the Company Credit Agreement as of June 12, 2003 in cash and options to receive 2% of the fully diluted common stock of Parent as of the closing date of the Recapitalization Transactions; (b) accrued interest and 100% of the amounts borrowed after June 12 2003; and (c) cash in the amount of 2% of the outstanding debt under the Company Credit Agreement as of June 12, 2003 in the event that the Company's Consolidated EBITDA (as defined in the Company Credit Agreement) exceeds $48,000,000 for the 2004 fiscal year. Under the Lock-Up Agreement, the Lenders have agreed not to seek, solicit, support or participate in the negotiation of any other agreements with other parties related to the transfer of their interests in respect of the Company Credit Agreement until July 31, 2003. A copy of the Lock-Up Agreement is filed as Exhibit (d)(2) to the Schedule TO. You should read the Lock-Up Agreement in its entirety for a more complete description of the matters summarized above.

  THE PREFERENCE SHARES UNDERTAKINGS

     In connection with the repurchase and redemption of the Preference Shares, the Company, Wace and certain holders of the Preference Shares (the "Preference Shareholders") have entered into Irrevocable Undertakings (collectively, the "Preference Shares Undertakings") whereby certain of the Preference Shareholders agreed, subject to certain conditions, to redeem their Preference Shares at a price of 19 pence per share, the liquidation preference of which would be L1 plus accrued dividends. Each Preference Shareholder party to the Preference Share Undertakings have also agreed to subscribe, in cash, upon completion of the redemption of such Preference Shares, for unsecured notes of the Company in a principal amount of 6 pence for each Preference Share redeemed. The Preference Shareholders further agreed to approve any relevant resolutions required in order to effectuate the full redemption of all the outstanding Preference Shares (other than those held by Applied Graphics Technologies (UK) Limited) at such price. As the Company and Wace have entered into Preference Shares Undertakings with holders of approximately 88% of the outstanding Preference Shares (including those held by Applied Graphics Technologies (UK) Limited), the redemption or repurchase of all of the outstanding Preference Shares (other than those held by Applied Graphics Technologies (UK) Limited) in the manner contemplated by the Merger Agreement will be successful unless the Preference Shares Undertakings are breached by the Preferred Shareholders or the conditions thereto are not satisfied. Copies of the forms of Preference Shares Undertakings are filed as

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

Exhibits (d)(4) and (d)(5) to the Schedule TO. You should read the Preference Shares Undertakings in their entirety for a more complete description of the matters summarized above.

  THE SUBORDINATED NOTES UNDERTAKINGS

     In connection with the tender offer of the Subordinated Notes as part of the Recapitalization Transactions, the Company has entered into Irrevocable Undertakings with certain holders (the "Subordinated Noteholders") of the Subordinated Notes (the "Subordinated Notes Undertakings"). Pursuant to the Subordinated Notes Undertakings, the Subordinated Noteholders have agreed to tender their Subordinated Notes at a price of 25 pence per L1 principal of the Subordinated Notes plus accrued interest. The Subordinated Noteholders further agreed to vote in favor of an amendment to the applicable Deed of Covenant governing the Subordinated Notes to allow for the early redemption of the Subordinated Notes at the same price, provided that the tender offer for the Subordinated Notes is commenced by June 30, 2003.

     Under the terms of the Subordinated Notes Undertakings, the Subordinated Noteholders have agreed they will not (at any time prior to the withdrawal or lapse of the tender offer for the Subordinated Notes) (i) sell or otherwise dispose of their Subordinated Notes, (ii) encourage, assist, solicit or accept any other offer in respect of the Subordinated Notes, (iii) withdraw their acceptance of the offer contained in the Subordinated Notes Undertakings, or
(iv) acquire or dispose of any other securities of the Company.

     As the Company has entered into Subordinated Notes Undertakings with holders of approximately 59% of the Subordinated Notes, it is likely that the discharge or repayment of all the Subordinated Notes in the manner contemplated by the Merger Agreement will succeed unless the terms of one or more of the Subordinated Notes Undertakings are breached by the Subordinated Noteholders. A copy of the form of Subordinated Notes Undertaking is filed as Exhibit (d)(3) to the Schedule TO. You should read the Subordinated Notes Undertakings in their entirety for a more complete description of the matters summarized above.

  THE TENDER AGREEMENTS

     Parent and the Purchaser have entered into Tender Agreements (the "Tender Agreements") with holders representing 33.9% (including in-the-money options) of the Fully Diluted Shares (the "Principal Shareholders") whereby the Principal Shareholders have agreed to tender their Shares to the Purchaser in the Offer within 10 days following the commencement of the Offer at $0.85 per share. Pursuant to the terms of the Tender Agreements, the Principal Shareholders further granted Parent a proxy to vote the Principal Shareholder's shares for the adoption and approval of the Merger Agreement and the Merger. The Principal Shareholders (other than those which are Lenders) also granted a proxy to vote in any manner as the Parent, in its sole discretion, may see fit with respect to any extraordinary transaction (other than the Merger) or any change of control involving the Company or any of its subsidiaries, including, but not limited to, any Takeover Proposal. During the term of the Tender Agreements, the Principal Shareholders have agreed not to sell or otherwise dispose of or limit their right to vote or take any action which would have the effect of preventing or disabling such Principal Shareholder from performing its obligations under the Tender Agreements. A copy of the each of the forms of Tender Agreements is filed as Exhibits (d)(7) through Exhibit (d)(9) to the Schedule TO. You should read the Tender Agreements in their entirety for a more complete description of the matters summarized above.

  CONFIDENTIALITY AGREEMENT

     Parent and the Company entered into a Confidentiality Agreement on March 20, 2003. Pursuant to the Confidentiality Agreement, the Company and Parent agreed to keep confidential certain information provided by the Company or its representatives. The Merger Agreement provides that certain information exchanged pursuant to the Merger Agreement will be subject to the Confidentiality Agreement.

  PLANS FOR THE COMPANY

     After the purchase of Shares by the Purchaser pursuant to the Offer, Parent may appoint its representatives to the Company's Board of Directors in proportion to its ownership of the outstanding Shares.

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

See "The Merger Agreement-Board of Directors" in this Section 12 above. The Purchaser expects that, initially following the consummation of the Offer, the business and operations of the Company will generally continue as they are currently being conducted.

     The Purchaser currently intends to cause the Company's operations to continue to be run and managed by, among others, the Company's existing executive officers. The Purchaser intends to continue to review the Company's business, operations, capitalization and management. Accordingly, the Purchaser reserves the right to change its plans and intentions at any time, as it deems appropriate.

  EXTRAORDINARY CORPORATE TRANSACTIONS

     Except as indicated in this Offer to Purchase, the Purchaser has no present plans or proposals which relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company, (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the present dividend policy, or indebtedness or capitalization of the Company, (iv) any change to the Company's present management, (v) any other material changes in the Company's corporate structure or business, (vi) any class of equity securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association, or (vii) any class or equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

  APPRAISAL RIGHTS

     The holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares (that did not tender their Shares in the Offer) at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL (the "Appraisal Provisions") to dissent and demand appraisal of their Shares. Under the Appraisal Provisions, dissenting stockholders who comply with the applicable statutory procedures will be entitled to demand payment of fair value for their Shares. If a stockholder and the surviving corporation do not agree on such fair value, the stockholder will have the right to a judicial determination of fair value of such stockholder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with any interest as determined by the court. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

     The foregoing summary of the Appraisal Provisions does not purport to be complete and is qualified in its entirety by reference to the Appraisal Provisions. A complete text of Section 262 of the DGCL is set forth in Annex II hereto. FAILURE TO FOLLOW THE STEPS REQUIRED BY THE APPRAISAL PROVISIONS FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

  GOING-PRIVATE TRANSACTIONS

     Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the termination of the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the Merger and the consideration offered to minority stockholders in the Merger be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger.

13.  DIVIDENDS AND DISTRIBUTIONS

     As discussed in Section 12, the Merger Agreement provides that from June 12, 2003, to the earliest to occur of the termination of the Merger Agreement, the Control Date or the Effective Time, without the prior written consent of Parent, the Company may not declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock except for dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent.

14.  CERTAIN CONDITIONS OF THE OFFER

     The Merger Agreement provides that the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with that number of Shares owned by Parent, the Purchaser and Parent's other subsidiaries, would represent more than fifty percent (50%) of the Fully Diluted Shares and (ii) any waiting period under the HSR Act, if applicable to the purchase of Shares pursuant to the Offer, shall have expired or been terminated. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all in-the-money options (i.e. those exercisable at a price of less than $0.85), rights and securities exercisable or convertible into such voting securities in connection with the consummation of the Offer (other than warrants held by the Lenders on June 12, 2003). Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to the aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer, (A) with the consent of the Company or (B) without the consent of the Company, if immediately prior to the expiration of the Offer and before the first acceptance of such Shares for payment or the payment therefor, when any of the following conditions exists:

        (a) there shall be pending any suit, action or proceeding (other than (i) by Parent or Purchaser, or a stockholder of Parent (that is not also a stockholder of the Company) or Purchaser, (ii) by a stockholder of the Company either on his, her or its own behalf, on the behalf of a class, or on the behalf of the Company, in any case, challenging the Recapitalization Transactions, or (iii) by a holder of Preference Shares or Subordinated Notes, in either case, challenging the Recapitalization Transactions) which, in the reasonable judgment of Parent, has reasonable likelihood or success by any other person, or would require the expenditure of funds that are material in relation to the Company and its subsidiaries to defend (i) challenging the acquisition by Parent or the Purchaser of any Shares, seeking to restrain or prohibit the making or consummation of the Offer, the Merger or the Recapitalization Transactions, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries taken as a whole or Parent and its subsidiaries taken as a whole, as a result of the Offer, the Merger or the Recapitalization Transactions, (iii) seeking to impose limitations on the ability of Parent or the Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote the Shares acquired by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, or (v) that otherwise would reasonably be likely to have a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of the Company and its subsidiaries, taken as a whole;

        (b) any statute, law (including common law), legislation, interpretation, ordinance, rule or regulation, domestic or foreign or judgment, order, injunction, or decree, domestic or foreign, is enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any required consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any other Recapitalization Transactions, by any Govern-mental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

        (c) since the date of the Merger Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries, taken as a whole;

        (d) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser, or publicly proposed to withdraw or modify in a manner adverse to Parent or the Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger, failed to recommend to the Company's stockholders that they accept the Offer and give the Company Stockholder Approval or approved or recommended, or publicly proposed to approve or recommend, any Takeover Proposal;

        (e) all of the conditions to closing each of the Recapitalization Transactions (other than the Offer and the Merger) shall not have been met or waived, resulting in the failure of such Recapitalization Transactions either to have been consummated or to be capable of being consummated contemporaneously with the consummation of the Offer (or, in the case of the Recapitalization Transactions concerning the Subordinated Notes and the Preference Shares, in the period as soon as possible following the consummation of the Offer, after all actions of the holders of Subordinated Notes and Preference Shares, as the case may be, required to consummate such Recapitalization Transactions have been taken);

        (f) any representation and warranty of the Company contained in the Merger Agreement (as each such representation or warranty would read as if all qualifications as to materiality were deleted therefrom) shall not be true and correct when made or at any time prior to the consummation of the Offer as if made at and as of such time except where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably likely to have, a Company Material Adverse Effect;

        (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure to perform or comply cannot be or has not been cured within five business days after the giving of written notice to the Company of such breach;

        (h) the Merger Agreement shall have been terminated in accordance with its terms or amended in accordance with its terms to provide for such termination or amendment to the Offer;

        (i) the Company has failed to obtain the consent of Sears, Roebuck & Co. and The McGraw-Hill Companies, Inc., as necessary to consummate the Recapitalization Transactions; or

        (j) the financing contemplated in the Debt Commitment Letter shall not have been consummated in accordance with the terms thereof.

which, in the sole and good faith judgment of the Purchaser or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates but excluding a circumstance resulting solely from a willful and material breach by Parent or the Purchaser), makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by the Purchaser or Parent regardless of the circumstances giving rise to such condition or may be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion (subject to the terms in the Merger Agreement). The failure by Parent, the Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company and discussions of representatives of Parent with representatives of the Company, none of the Purchaser, Parent or the Company is aware of any license or regulatory permit that appears to be material to the business of the Company and its Subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by any Governmental Entity that would be required or desirable for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Parent and the Purchaser currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws". While (except as otherwise expressly described in this Section 15) the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse actions are taken with respect to the matters discussed below, the Purchaser could, subject to the terms and conditions of the Merger Agreement, decline to accept for payment or pay for any Shares tendered. See
Section 14 for a description of certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of U.S. federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

     Section 203 of the DGCL, in general, prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the time that such person became an Interested Stockholder unless: (a) prior to the time such person became an Interested Stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an Interested Stockholder; (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) to those shares owned by (i) directors who are also officers of the corporation and
(ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to the time such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of a least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     The Company's Board of Directors has approved the Merger Agreement, the Tender Agreements, the Offer, the Merger and the other transactions (including the Recapitalization Transactions) contemplated by the Merger Agreement for purpose of Section 203 of the DGCL.

     The foregoing description of Section 203 does not purport to be complete and is qualified in its entirety by reference to the provisions of Section 203.

     Based on information supplied by the Company and the approval of the Merger Agreement, the Merger and the Offer by the Board of Directors of the Company, the Purchaser does not believe that any state takeover statutes or similar laws purport to apply to the Offer or the Merger. Except as described herein, neither the Purchaser nor Parent has currently complied with any state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

  ANTITRUST

     Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the regulations thereunder applicable to the Offer, an acquiring person and the person whose voting securities are being acquired in a tender offer may be required to make HSR Act filings by filing Notification and Report Forms with respect to the tender offer if the acquiring person or the person whose voting securities are being acquired is engaged in commerce or in any activity affecting commerce and either: (i) as a result of such acquisition, the acquiring person would hold an aggregate total amount of the voting securities and assets of the acquired person in excess of $200 million; or (ii) as a result of such acquisition, the acquiring person would hold an aggregate total amount of the voting securities and assets of the acquired person greater than $50 million and less than or equal to $200 million and (A) any voting securities or assets of a person engaged in manufacturing which has annual net sales or total assets of $10 million or more are being acquired by any person which has total assets or annual net sales of $100 million or more, (B) any voting securities or assets of a person not engaged in manufacturing which has total assets of $10 million or more are being acquired by any person which has total assets or annual net sales of $100 million or more or (C) any voting securities or the assets of a person with annual net sales or total assets of $100 million or more are being acquired by any person which has total assets or annual net sales of $10 million or more.

     The Purchaser will not hold voting securities valued in excess of $50 million as a result of the Offer. Therefore, neither Purchaser nor the Company is required to file a Notification and Report Form with respect to the Offer under the HSR Act and applicable regulations. If the Purchaser subsequently acquires voting securities in excess of the HSR Act filing thresholds described above, Purchaser and the Company may be required to file Notification and Report Forms with respect to such acquisition under the HSR Act and applicable regulations prior to such acquisition. The Purchaser does not expect to acquire voting securities in excess of the HSR Act filing thresholds described above.

     Nevertheless, the Federal Trade Commission (the "FTC") and the Antitrust Division may scrutinize the legality of transactions such as the Purchaser's proposed acquisition of the Shares pursuant to the Offer under the antitrust laws. If the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. At any time before or after the Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the

Offer or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Purchaser or the Company. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the results thereof.

16.  FEES AND EXPENSES

     Parent and the Purchaser have retained MacKenzie Partners, Inc. to act as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the U.S. federal securities laws.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other members will be reimbursed by the Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, YOU MUST NOT RELY UPON SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser have filed with the Commission the Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits, setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in
Section 8 (except that such material will not be available at the regional offices of the Commission).

                                          KAGT ACQUISITION CORP.

June 20, 2003

                                                                         ANNEX I

           DIRECTORS AND EXECUTIVE OFFICERS OF PARENT, THE PURCHASER,
           KOHLBERG INVESTORS IV, KOHLBERG TE INVESTORS IV, KOHLBERG
                  OFFSHORE INVESTORS IV, KOHLBERG PARTNERS IV
                       AND KOHLBERG MANAGEMENT IV, L.L.C.

     The names and ages of the directors and executive officers of Kohlberg Investors IV, Kohlberg TE Investors IV, Kohlberg Offshore Investors IV and Kohlberg Partners IV (collectively, "Kohlberg Funds IV"), Kohlberg Management IV, L.L.C. Purchaser and Parent, and their present principal occupations or employment and five-year employment history, are set forth below. Unless otherwise indicated, each individual is a citizen of the United States, his business address is 111 Radio Circle, Mount Kisco, New York 10549, and his business telephone number is (914) 241-7430.

                                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT WITH PARENT,
                                                  PURCHASER, KOHLBERG FUND IV AND KOHLBERG MANAGEMENT IV,
NAME AND AGE                                   L.L.C., AND MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------                                   --------------------------------------------------------------
James A. Kohlberg (45).......................  Director of Purchaser and Managing Member and member of the
                                               Operating Committee of Kohlberg Management IV, L.L.C. (the
                                               general partner of each of the limited partnerships that
                                               comprise Kohlberg Fund IV). Mr. Kohlberg has been a Principal and the Managing Member of Kohlberg & Co., L.L.C., "Kohlberg &
                                               Co.", a private merchant banking firm for more than the past five years.
Samuel P. Frieder (38).......................  Director of Purchaser and Senior Member and member of the
                                               Operating Committee of Kohlberg Management IV, L.L.C. Mr.
                                               Frieder has been a Principal of Kohlberg & Co., for more than the past five years.
Christopher Lacovara (38)....................  President and Director of Purchaser and Senior Member and
                                               member of the Operating Committee of Kohlberg Management IV,
                                               L.L.C. Mr. Lacovara has been a Principal of Kohlberg & Co., for more than the past five years.
Shant Mardirossian (35)......................  Treasurer of Purchaser. Mr. Mardirossian has been the
                                               Controller and/or Chief Financial Officer of Kohlberg & Co.,
                                               for more than the past five years.
Gordon Woodward (35).........................  Secretary and Director of Purchaser. Mr. Woodward has been an associate with and/or principal of Kohlberg & Co., for more than the past five years.

     None of the individuals listed in this Annex I have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor were any of the individuals listed on this Annex I party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                                                                        ANNEX II

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
                              RIGHTS OF APPRAISAL

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b., and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker, dealer, bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

          By Mail:                 By Hand or Overnight Delivery:
    The Bank of New York                The Bank of New York
Tender & Exchange Department    Tender & Exchange Department-11 West
       P.O. Box 11248                    101 Barclay Street
   Church Street Station      Receive and Deliver Window-Street Level
  New York, NY 10286-1248                New York, NY 10286

                       For Notice of Guaranteed Delivery
                        (for Eligible Institutions only)
                           By Facsimile Transmission:
                                 (212) 815-6433

                    To Confirm Facsimile Transmission Only:
                                 (212) 815-6212

     Questions and requests for assistance may be directed to the Information Agent at the telephone number and location listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any other tender offer materials may be obtained from the Information Agent. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [MACKENZIE PARTNERS, INC. LOGO]

                               105 Madison Avenue
                            New York, New York 10016

                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                       Email:proxy@mackenziepartners.com